Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this joint proxy statement/prospectus and in this Registration Statement of Hampton Roads Bankshares, Inc. on Amendment No. 1 Form S-4 of our report, dated February 27, 2008, on the consolidated financial statements of Shore Financial Corporation as of December 31, 2007 and 2006, and for each year in the three year period ended December 31, 2007, which appears in the annual report on Form 10-K of Shore Financial Corporation for the year ended December 31, 2007. We also consent to the reference made to us under the caption “Experts.”

/s/ Goodman & Company, L.L.P.

Norfolk, Virginia
November 13, 2008